DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138 gsopp@dnbfirst.com	FOR IMMEDIATE RELEASE (NasdaqCM:DNBF)

DNB Financial Corporation
Announces First Quarter 2010 Earnings

(April 27, 2010 – Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, the oldest independent bank in Chester County, reported a 40.6% increase in net income for the three-month period ended March 31, 2010 compared to the same period in 2009.  Net income for the first quarter of 2010 was $675,000 compared to $480,000 for the same period in 2009. Earnings per common share for the first quarter of 2010 were $0.20 on a fully diluted basis compared to $0.14 for the same period in 2009. During the first quarter of 2010, management repaid $18.0 million of borrowings from the Federal Home Loan Bank (FHLB) with an average interest rate of 5.56%. In addition to strengthening DNB’s balance sheet, the transaction is expected to significantly reduce interest expense and increase net income in 2010.

 William S. Latoff, Chairman and CEO said, “We are extremely pleased that we had a very successful first quarter in 2010. This represented a solid increase over 2009, despite many of the challenges that confronted the banking industry as a whole. Our defensive and conservative approach to balance sheet management paid dividends for us as we hedged against rising interest rates by investing in securities with short durations, strong cash flows, and low price volatility. This approach allowed us to grow loans, while maintaining strong capital ratios and at the same time, use gains in the investment portfolio to offset lower yields and non-recurring costs. More importantly, it resulted in a significant improvement in core earnings.”

 Core earnings, defined as net income absent net gains and losses on the sale of securities and prepayment penalties, was $585,000 for the first quarter of 2010, compared to $100,000 for the same period in 2009. Core earnings is not a GAAP financial measure and therefore there are material limitations to its usefulness on a stand-alone basis, including its lack of comparability to the GAAP financial results of other companies. The Summary of Financial Statistics section in this report includes a reconciliation of core earnings to the corresponding GAAP financial measure.

Net interest income increased $908,000 during the first quarter of 2010 to $4.4 million, compared to $3.5 million for the same period in 2009. The increase during the three month period was due primarily to higher levels of loan balances and investment securities combined with a reduction in interest expense. The reduction in interest expense was due to lower rates on interest-bearing deposits and the pay down of FHLB borrowings previously mentioned. The average net interest margin for the three-month period ended March 31, 2010 was 2.91%, compared to 2.75% for 2009.

Non-interest income for the three-month period ended March 31, 2010 was $1.6 million, compared to $1.3 million for the same period in 2009.  Included in non-interest income were gains on the sale of securities of $696,000 and $502,000 for the respective quarterly periods in 2010 and 2009. The gains in the first quarter of 2010 were used to offset prepayment penalties of $560,000, incurred due to the early pay down of FHLB borrowings. Absent the gains on sales of securities, non-interest income was up $97,000 in the first quarter compared to the same quarter in 2009. The increase was due primarily to an increase in wealth management fees combined with lower losses on the sale and write-down of OREO properties.

DNB continued to focus on expense control during the first quarter. Absent the $560,000 prepayment penalty paid to the FHLB, non-interest expense would have declined approximately $64,000 compared to the first quarter of 2009.  Management has been able to maintain a stable core level of expenses, despite higher FDIC insurance premiums and additions to the commercial lending staff in the third quarter of 2009.

Management reduced assets by $19.5 million or 3.1% to $614.7 million at March 31, 2010, when compared to December 31, 2009. This reduction was part of an ongoing effort to strengthen capital ratios and improve core earnings. Net loan and lease balances at March 31, 2010 were up $4.5 million, or 1.3%, compared to December 31, 2009. The investment portfolio remained relatively flat during the quarter, while cash and cash equivalents declined $24.5 million from December 31, 2009, in part due to the pay down of borrowings discussed above.

During the quarter ended March 31, 2010, deposits declined by $7.5 million, or 1.5%, to $499.9 million at March 31, 2010 compared to $507.3 million at December 31, 2009. Core deposits, which management considers to be demand, money market, NOW and savings accounts, increased $6.5 million in aggregate or 1.9%, compared to December 31, 2009. Management continued to actively manage deposits during the quarter to control DNB’s cost of funds. DNB’s composite average cost of funds for the first quarter of 2010 dropped 21 basis points to 1.55% compared to 1.76% for the three months ended December 31, 2009. Time deposits declined $14.0 million to $157.1 million at March 31, 2010 compared to $171.1 million at December 31, 2009.

Capital remained strong at the end of the first quarter of 2010, as DNB’s tier 1 leverage ratio stood at 8.43% and its total risk-based capital ratio stood at 14.61%, well above the levels of 5.00% and 10.00% respectively to be deemed “well capitalized” for regulatory purposes and also at levels management feels are appropriate for current market conditions.

William J. Hieb, President, and COO said, “DNB is committed to maintaining strict underwriting standards and an allowance for credit losses that is adequate based on the size, quality and composition of our loan portfolio. We increased our allowance for credit losses during the quarter by $380,000 to $5.8 million. This addition has strengthened our allowance as a percentage of loans to 1.61% from 1.52% at December 31, 2009 and increased our coverage ratio to 61.5% from 59.6%. Although management is not satisfied with the level of non-performing assets, the level of such assets appears to have stabilized during the last six months. At March 31, 2010, non-performing assets totaled $13.2 million, and the level of these assets was $13.7 million and $13.8 million at December 31, 2009 and September 30, 2009, respectively.”

Chairman Latoff concluded, “Our focus on our balance sheet and sound underwriting standards have allowed us to remain profitable unlike many of our competitors, while maintaining a strong capital base. This approach has given us the strength to weather the economic storm our industry currently faces and the necessary tools to remain strong and increase profitability as the economy improves.”

 DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania. Founded in 1860, DNB First is the oldest independent bank in Chester County, with thirteen offices in Chester and Delaware Counties. In addition to a broad array of consumer and business banking products, DNB offers brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on Nasdaq’s Capital Market under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include financial and other projections as well as statements regarding the Corporation’s future plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. The words “may”, “would”, “could”, “will”, “likely”, “expect,” “anticipate,” “intend”, “estimate”, “plan”, “forecast”, “project” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this press release are cautioned that such statements are only predictions, and that the Corporation’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks, uncertainties.   A number of factors, many of which are beyond the Corporation's control, could cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so our business and financial condition and results of operations could be materially and adversely affected. Such factors include, among others, our need for capital; the impact of economic conditions on our business; changes in banking regulation and the possibility that any banking agency approvals we might require for certain activities will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to implement our business plans; our ability to attract and retain key personnel; competition in our marketplace; and other factors as described in our securities filings.  All forward-looking statements and information made herein are based on our current expectations as of the date hereof and speak only as of the date they are made.  The Corporation does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31
	2010	2009
EARNINGS:
Interest income	$6,651	$6,114
Interest expense	2,246	2,617
Net interest income	4,405	3,497
Provision for credit losses	426	100
Non-interest income	1,569	1,278
Non-interest expense	4,602	4,106
Income before income taxes	946	569
Income tax expense	271	89
Net income	675	480
Preferred stock dividends and accretion of discount	154	103
Net income available to common stockholders	521	377
Net income per common share, diluted	$0.20	$0.14

PERFORMANCE RATIOS:
Interest rate spread	2.86%	2.68%
Net interest margin	2.91%	2.75%
Return on average equity	6.25%	5.14%
Return on average assets	0.43%	0.36%

	March 31	December 31
	2010	2009
FINANCIAL POSITION:
Securities	$203,162	$204,095
Loan and leases	363,972	359,427
Allowance for credit losses	5,857	5,477
Total assets	614,743	634,248
Deposits	499,854	507,347
Borrowings	66,330	79,450
Stockholders' equity	43,582	42,876

EQUITY RATIOS:
Tier 1 leverage ratio	8.43%	8.33%
Risk-based capital ratio	14.61%	14.27%
Book value per common share	$12.10	$11.88

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands)
(Unaudited)

COMPARISON OF CORE EARNINGS WITH AND WITHOUT GAINS ON SALES OF SECURITIES AND
PREPAYMENT PENALTIES

	Three Months Ended
	March 31
	2010	2009

GAAP net income	$675	$480
Gains on sales of securities	(696)	(502)
Prepayment penalities on FHLB advances	560	-
Income tax adjustment	46	122
Non-GAAP Net income (Core Earnings)	$585	$100